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Exhibit 99.2

Our Company

        We are a leading specialty retailer of mattresses and related products and accessories in the United States. As of October 28, 2014, we and our franchisees operated nearly 2,100 stores, primarily under the Mattress Firm® and Sleep Train / Sleep Country® brand names, in 76 markets across 40 states. We are the #1 U.S. mattress specialty retailer by store count, sales, year-over-year sales growth and market share according to Furniture Today Top 100, May 2014. We carry an extensive assortment of conventional and specialty mattresses and bedding related products across a wide range of price points. For the last twelve months ended October 28, 2014, total mattress sales represented 90.7% of our total net sales.

        We believe that in our markets, Mattress Firm® is a highly recognized brand known for its broad selection, superior service and compelling value proposition. Based on our analysis of public store information, we believe that, within markets where we have operated for more than one year, more than 90% of our company-operated stores are located in markets in which we had the number one market share position as of October 28, 2014. Since our founding in 1986 in Houston, Texas, we have expanded our operations to emerge as the only border to border and coast to coast multi-brand specialty mattress retailer in the United States with net sales of approximately $1.7 billion in fiscal 2013, pro forma for the recent acquisition of The Sleep Train, Inc. ("Sleep Train"). See our pro forma financial statements, included in our Current Report on Form 8-K/A filed with the SEC on December 3, 2014. As adjusted to give further effect to $106.0 million in net sales in fiscal 2013 for Back to Bed and Bedding Experts (according to Furniture Today Top 100, May 2014, and assuming we had owned each of them for the full fiscal 2013) and $169.8 million in net sales for Mattress Firm franchisees in fiscal 2013, we and our franchisees would have had nearly $2 billion in net sales in fiscal 2013.

        The chart below illustrates the locations and market per capita penetration of our and our franchisees' stores as of October 28, 2014 on a state-by-state basis. We identify states where we have one store per less than 90,000 residents as "Fortress" markets, states where we have one store per 90,000 through 170,000 residents as "Leadership" markets and states where we have one store per greater than 170,000 residents as "Development" markets. The chart below also illustrates our Fortress, Leadership and Development markets.

        We believe our destination retail format provides our customers with a convenient, distinctive and enjoyable shopping experience. Our stores carry both a broad assortment of leading national mattress brands and our exclusive brands. With a wide range of styles, sizes, price points and unique features, we provide our customers with their choice of specialty and traditional mattresses from a variety of brands, including Tempur-Pedic (for which we are the largest retailer in the United States according to Tempur-Pedic's public SEC filings), Sealy, Serta, Simmons and Stearns & Foster. We focus on higher average unit price ("AUP") specialty mattresses that use premium support systems, such as latex and memory foam, rather than the steel innerspring coil systems found in traditional mattresses. According to ISPA, specialty mattresses have outgrown traditional mattresses since 2004, growing at a compound annual growth rate ("CAGR") of 9.2% vs. 2.1% for traditional mattresses. Specialty mattresses represented 44% of our 2013 net sales vs. 30% of overall U.S. wholesale mattress net sales in 2013.

        We focus on driving profitability in each of the markets in which we operate through a strategy of penetrating a market with stores and leveraging fixed and discretionary costs, such as occupancy and advertising, as we gain sales volume and scale. We have a proven track record of growing our store base through organic new store openings and acquisitions. For example, since November 1, 2011 through October 28, 2014, we more than tripled our store count by adding 1,346 net new stores, which included 962 net stores added through strategic acquisitions.

 Our Industry

Overall Market

        We operate in the large, fragmented and growing U.S. mattress retail market, in which retail sales were approximately $14 billion in 2013. The market is highly fragmented, with no single retailer holding more than an 8% market share in 2013 (other than Mattress Firm, whose market share exceeded 14% in 2013, assuming Sleep Train and Back to Bed had been owned by Mattress Firm for all of 2013). The top eight participants accounted for approximately one third of the total market in 2013. According to Furniture Today, in 2012, mattress specialty retailers had a market share of approximately 46%, which represented the largest share of the market, having more than doubled their percentage share over the past 15 years. According to the information released in October 2014 by ISPA, there is a 4.0% increase expected in the value of mattress shipments in 2014 and a 4.5% expected increase in 2015.

        We believe that several trends support the positive outlook for long-term growth of the U.S. mattress retail market:

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  Large industry with strong growth.  The wholesale mattress industry is $7.0 billion in size and grew at a CAGR of 5.2% since 1980. We believe that the typically slow replacement nature of mattress purchases shields the industry over the longer term from much of the volatility experienced in the housing market. As shown in the chart below, mattress sales held steady in three of the four recessionary periods since 1980 and only suffered a decline in the "Great Recession" of 2008 and 2009. Moreover, periods of slower growth have historically been followed by faster growth periods due to pent-up consumer demand that builds from deferred purchases and aging mattresses. After the last four downturns, industry wholesale sales growth increased at rates of 23%, 16%, 24% and 11%, respectively, in the two years following the recessionary period.

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  Structural shift towards specialty mattress retailers.  We believe the specialty sleep retail channel has gained significant market share at the expense of traditional furniture and department stores because specialty stores carry a wider product selection, have a more knowledgeable sales force and more dedicated floor space. As illustrated in the chart below, specialty sleep retailers have increased their market share from 19% of total retail sales in 1993 to 46% in 2012; over the same period, furniture retailers and department stores have lost market share, declining from 56% to 35%, and 11% to 5%, respectively. Despite the emergence of the mass channel over the last decade, we believe "big box" retailers have not captured significant share of the mattress market as they lack the knowledgeable sales force to sell the product, do not wish to carry a breadth of bulky SKUs and have shown little desire to enter the home delivery business.

    Further, the Internet channel has gained limited traction, as it is difficult to compare mattress SKUs across different retailers. The Internet remains primarily a research vehicle ("click-to-brick") given the tactile nature of the product.

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  Significant pent-up demand.  Given that the primary driver in the industry is replacement sales and unit volume remains 20% to 24% below its peak in 2005, we believe that there is a large amount of pent-up demand that could provide meaningful upside. Unit growth has been atypical since the last recession as value-focused consumers continue to struggle and manufacturer advertising is below peak levels. Fifty percent of the units in the retail mattress industry are below $500, providing an opportunity for upside when the economy does materially improve for the value-conscious consumer.

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  Consistent increase in average unit price of wholesale shipments.  According to ISPA, AUP has increased in 18 of the last 20 years (1994–2013). The industry-wide average prices at wholesale of mattresses and foundations continue to climb, having grown at a CAGR of 3.9% since 1994, based on data published by ISPA, aided by the increase in higher-priced specialty mattress products, technological benefits, manufacturer advertising and a shift towards queen and king-sized mattresses. Further price growth potential exists, driven by continued innovations such as memory foams, gels and hybrids.

        Overall, AUPs for a wholesale mattress and foundation increased by 1.2% in 2013 when compared with 2012, marking the third consecutive annual increase in unit prices since 2010. As shown in the chart below, industry-wide AUPs are projected to increase by 2.8% in 2014 and by 2.5% in 2015.

Our Competitive Strengths

        Although the retail bedding industry in the United States is highly competitive, we believe the following competitive strengths differentiate us from our competitors and favorably position us to execute our growth strategy:

        Leading specialty retailer.    We believe our proven and effective operating model combines a broad merchandise selection, superior customer service by educated, extensively-trained associates, a compelling value proposition and highly visible and convenient store locations. The key attributes of the Mattress Firm® experience include:

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  Extensive and differentiated product assortment.  We offer a broad assortment of mattresses and related products and accessories, making us a preferred choice for our customers. The breadth of our merchandise offering includes a wide range of comfort choices, styles, sizes and price points. We focus our offering on the best known national brands, providing our customers the choice of both conventional and specialty mattresses. In addition, we also offer our Hampton & Rhodes® private label mattresses (to provide our customers with a broad range of value choices).

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  Contemporary, easy-to-navigate store layout.  Our stores feature a high-energy, casually elegant environment which utilizes a circular, race-track layout to guide the customer through the mattress selection process. Our stores also create a consultative environment, educating the customer on various comfort options before directing them towards the SleepRx® (premium specialty sleep gallery), Value Center (promotional) or Clearance Center (special buys and blemished) sections of our store. We implemented our proprietary Comfort By Color® merchandising approach that groups all of our mattresses into five distinct comfort categories, each represented by its own color, to help simplify the purchasing decision for customers. As our acquired stores adopted the Comfort By Color® approach, we have observed favorable customer responses.

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  Compelling customer value proposition.  Our compelling price and value proposition is a critical element of our merchandising strategy. With our low price guarantee, we promise to beat the lowest competitor-advertised price on a comparable product by 10% at any time up to 100 days after purchase and refund the customer the difference. Our Happiness GuaranteeTM policy enables our customers to return their mattress for a refund within 100 days of purchase if they are not fully satisfied with their product. Our consumer financing options, which are provided by third party financial institutions and are non-recourse to us, are also an important element of our service and value proposition. We believe that these services and guarantees build lasting trust and loyalty with our customers and lead to better ticket average, conversion rates and customer referrals.

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  Extensive Customer Service.  Our educated, extensively-trained sales associates are required to participate in a comprehensive, on-going training program that we believe exceeds industry standards. We have implemented performance-monitoring programs to ensure that our sales associates are customer-focused and are effectively educating our customers on the various features and benefits of our products. As of October 28, 2014, over 97% of our sales associates were full-time employees, supporting our goal of hiring highly motivated, career-oriented individuals. Our sales associates receive a significant portion of their compensation in the form of commissions, which aligns their goals with those of our company. Another key element of our industry-leading customer service is our Mattress Firm Red Carpet Delivery Service®, through which we offer a three-hour guaranteed delivery window and same-day delivery, which we believe is distinctive in the industry.

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  Attractive, highly visible and convenient store locations.  We have a dedicated and disciplined real estate team that helps us select store locations that are convenient to our target customers, are generally highly visible from the road and have high impact signage opportunities. A typical Mattress Firm® location is a freestanding or "end-cap" (corner) location in a high-traffic shopping center in a major retail trade area. We believe the quality of our real estate locations, combined with the distinctive and fresh feel of our stores, drives very attractive customer traffic and sales levels.

        Attractive new store economic model.    Mattress Firm has exceptional new store economics with average cash-on-cash returns in year one in excess of 100% and store payback in less than 12 months due to high inventory turns, strong purchasing leverage and low build-out costs. Given the national footprint of our vendors and the "showroom" nature of our stores, we are able to maintain limited inventory levels both at the store level and at our distribution centers. On average, our stores are fully "ramped" within the first year of opening.

        Store 4-wall profitability is measured using store revenues, store product costs and all direct costs of operating our store. We expect our store 4-wall profitability to average approximately 23-27% of net sales inclusive of funds received from vendors upon the opening of a new store.

        Proven track record of driving profitability with Relative Market Share ("RMS") Model.    We strive to grow our market-level profitability by increasing our Relative Market Share (defined as our market share relative to the market share of the top competitor in such market) in a given market primarily through the addition of strategically-located stores. Typically as we increase our RMS in a market, we are able to leverage fixed and discretionary costs such as occupancy and advertising. By doing so, we increase our "share of voice," as measured by per capita advertising spend, driving improved traffic, and higher customer conversion and comparable store net sales in the market. The RMS model also increases leverage over other market-level costs such as recruiting, training, warehouse, delivery, and overhead. We expect the RMS model to drive overall profitability as we continue to increase our store penetration across key markets, gain sales volume, grow brand presence and increase operational scale.

        Scale benefits and strong market share position.    We believe our scale and strong market share positions provide us with a number of competitive advantages, including:

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  Strong supplier relationships.  Given our significant scale and the scope of our retail network, we believe we are a very important customer for the leading vendors in the industry. We believe that the strength of our supplier relationships enables us to source our merchandise in a more cost-effective manner than our mattress specialty retailer competitors, as well as receive higher vendor incentives and advertising support. Importantly, we believe that our significant scale gives us priority access to a wide range of styles and sub-brands and enables us to develop and source our proprietary brand cost-effectively.

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  Strong landlord relationships.  We have developed strong relationships with real estate developers and landlords across the country due to our extensive store network and strong operating performance. We believe that our history and size position us favorably compared to our mattress specialty retailer competitors, as real estate companies prefer to lease to large, well-capitalized and established retailers.

        Experienced and invested management team.    Our experienced senior management team has extensive experience in the retail and mattress industries. Steve Stagner, our Chief Executive Officer, has over 20 years of experience in the mattress industry and originally was a top-performing Mattress Firm® franchisee before Mattress Firm® purchased his company in December 2004. Dale Carlsen, our President and Chief Strategy Officer, entered the industry in 1980 and founded Sleep Train in 1985. Co-Chief Operating Officer, Ken Murphy, joined Mattress Firm 15 years ago from Sealy and Rob Killgore, Co-Chief Operating Officer, joined Sleep Train in 1986. Each brings experience managing the operations of a large mattress retailer. Executive Vice President and Chief Financial Officer, Alex Weiss, is an experienced finance professional who joined Mattress Firm in September 2013.

        We believe our management's breadth of experience in the industry has enabled us to anticipate and respond effectively to industry trends and competitive dynamics while driving superior customer service and cultivating long-standing relationships with our vendors. Following this offering, our directors and executive officers will beneficially own approximately 6.6% (or 6.5% if the underwriter exercises in full its option to purchase additional shares from the selling stockholders) of our equity.

Our Growth Strategies

        We seek to enhance our position as the #1 specialty retailer of mattresses and related products and accessories and drive profitable sales growth. To achieve these objectives, we plan on executing the following key strategies:

        Expand our company-operated store base.    The highly fragmented U.S. retail mattress market provides us with a significant opportunity to expand our store base. From November 1, 2011 to October 28, 2014, we added 1,346 new company-operated stores, including 154 store openings in fiscal 2013, 163 store openings in the nine months ended October 28, 2014, and 962 stores through acquisitions. We plan to continue to expand our store base through a combination of new stores and acquisition opportunities in both existing and new markets. As of fiscal 2013, we achieved an average market penetration rate of one Mattress Firm® store per approximately 100,000 in population. In our most established and profitable markets, we have a higher penetration rate of one Mattress Firm® store per less than 60,000 in population. Based on our assessment of where we believe the market can be penetrated across the United States. We believe we can exceed 2,600 stores within the next three years and we believe we could operate at least 3,500 store locations in both new and existing markets over time. We believe that attractive opportunities in the real estate market will help us execute our expansion strategy.

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  Organic growth in new and existing markets.  We continually research and survey the geographic landscape and have highlighted several markets with characteristics that we believe are attractive opportunities for market entry or further penetration and growth. We seek to strengthen our relative market share with the goal of achieving the number one position in each of our markets. From November 1, 2011 through October 28, 2014, we averaged approximately 128 store openings per year. Given our highly attractive new store economic model and our improving market level profitability as we continue to open stores, we believe we are well positioned to expand our presence and achieve economies of scale across regions.

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  Acquisition opportunities.  Making strategic acquisitions is a core component of our growth strategy of increasing penetration in existing markets and entering new markets with high growth potential. Most recently, we acquired the Sleep Train brand portfolio, a leading specialty retailer on the West Coast with 314 retail stores. This acquisition allows our company to achieve immediate scale in West Coast markets and provides the company with a clear runway for growth in the highly populated and attractive West Coast region where we previously had a minimal presence. We have a strong track record over the last decade of supplementing our organic growth through acquisitions by acquiring retail mattress chains on an opportunistic basis and have completed more than 15 acquisitions since 2009. Given our established infrastructure and track record, we believe that we can efficiently acquire retailers, integrate them, implement our operating model and generate synergies.

        Increase sales and profitability within our existing network of stores.    We have achieved positive comparable-store net sales growth in 16 of the last 19 fiscal quarters. Our strategy is to continue to drive comparable-store net sales growth within our existing portfolio of stores by:

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  Increasing customer traffic.  Consistent with our expectations, as we have increased our presence in a market and deployed additional marketing, we have seen an increase in customer traffic and sales and have been able to leverage fixed and discretionary costs. We will continue to undertake advertising and marketing initiatives that are aimed at efficiently and effectively improving our customer traffic.

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  Improving customer conversion.  We will continue to focus on the training of our sales associates, who are our primary points of contact with our customers. In addition, we continually strive to improve our merchandising approach so that the customer shopping experience is optimized.

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  Increasing the average sales price of a transaction.  Through effective sales techniques and the increasing demand for specialty mattresses, we expect the average price of a customer transaction to increase over time. We have strategically focused and built a strong market position in the specialty mattress category, which represented approximately 30% of bedding sales in the U.S. in 2012, but represented approximately 44% of our total net sales in fiscal 2013. As such, we believe that we are well positioned to capture increasing sales and profitability as the specialty mattresses continue to gain share.

Sleep Train Acquisition

        On October 20, 2014, we completed our acquisition of Sleep Train, a leading West Coast based bedding specialty retailer. Sleep Train and its subsidiaries operate over 314 specialty mattress retail stores located in California, Oregon, Washington, Idaho, Nevada and Hawaii. We believe that the acquisition of Sleep Train will meaningfully enhance Mattress Firm's position within the specialty retail bedding industry by creating the first border to border and coast to coast multi-brand mattress specialty retailer in the United States, with nearly 2,100 retail stores and net sales of approximately $1.7 billion in fiscal 2013, pro forma for the recent acquisition of Sleep Train. See our pro forma financial statements, included in our Current Report on Form 8-K/A filed with the SEC on December 3, 2014. As adjusted to give further effect to $106.0 million in net sales in fiscal 2013 for Back to Bed and Bedding Experts (according to Furniture Today Top 100, May 2014, and assuming we had owned each of them for the full fiscal 2013) and $169.8 million in net sales for Mattress Firm franchisees in fiscal 2013, we and our franchisees would have had nearly $2 billion in net sales in fiscal 2013.

        We believe there is a compelling strategic rationale for the acquisition of Sleep Train:

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  Provides instant leadership position in the West Coast, including in key strategic markets

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  Fortifies Mattress Firm as the leading mattress specialty retailer in the United States

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  Generates significant synergistic opportunities

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  Provides a platform whereby we can implement our RMS model on the West Coast

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  Creates opportunity to begin leveraging national scale benefits

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  Adds high-volume, established locations with a strong and experienced leadership team

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  Exhibit 99.2
Our Company
Our Industry
Our Competitive Strengths
Our Growth Strategies
Sleep Train Acquisition